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                                                                    Exhibit 21.1


                           SUBSIDIARIES OF THE COMPANY

NHO Canada Holding Inc.
     General Chemical Canada Holding Inc.
         General Chemical Canada Ltd.
General Chemical International Inc.
     General Chemical (Great Britain) Ltd.
Alchemco Philippines, Inc.
General Chemical (Soda Ash), Inc.
General Chemical Soda Ash Partners (51%)